EXHIBIT 99.1

Twin Vee PowerCats and Wholly-Owned EV Subsidiary Forza X1 Make Joint Announcement with North Carolina Governor Roy Cooper to Build Large Scale Electric Boat Factory in McDowell County, NC

FORT PIERCE, FL / ACCESSWIRE / July 29, 2022 / During a press conference yesterday with North Carolina Governor Roy Cooper, Twin Vee PowerCats, Co. (NASDAQ:VEEE)(“Twin Vee” or the “Company”), announced that Forza X1, Inc. (“Forza X1”), Twin Vee’s wholly-owned EV subsidiary, would obtain incentives from the North Carolina Department of Commerce and the McDowell County local government to establish its electric boat manufacturing operations in McDowell County, North Carolina. Jim Leffew, President and CEO of Forza X1, lead the efforts with state and local entities, which resulted in selecting the site in McDowell County.

Within the next thirty days, the North Carolina Department of Commerce will finalize the incentive package in a Community Economic Development Agreement (CEDA). The CEDA, among other things, will formally create the Job Development Investment Grant Program along with the investment and performance criteria Forza X1 must follow in the coming years to receive the grant funding.

[Forza X1, Inc. CEO and President Jim Leffew (left) and
North Carolina Governor Roy Cooper (right) at the joint announcement]

Forza X1 expects to invest over $10.5 million in land, buildings and fixtures, infrastructure, and machinery and equipment by the end of 2025 through the construction and establishment of its new manufacturing plant in McDowell County. Once constructed, and after Forza X1 ramps up its electric boat manufacturing process, Forza X1 anticipates creating as many as 170 new jobs. The CEDA will require that each job created pay a minimum average annual salary of $51,047, above the current average wage in McDowell County of $39,071. Using a formula based upon fifty percent (50%) of state personal income tax withholdings paid by Forza X1 for net new jobs created at the manufacturing plant, North Carolina’s Job Development Investment Grant Program will authorize the potential reimbursement to Forza X1 of up to $1,367,100, spread over 12 years.

(Artist rendering of Forza X1 factory in McDowell County, North Carolina)

Additional incentives include the opportunity to obtain job talent through the state’s community college system with training tailored to Forza X1’s staffing needs. Forza X1 intends to partner with the North Carolina Community College System and its Customized Training Program to design a customized plan to meet Forza X1’s specific workforce development requirements.

McDowell County is also offering support to Forza X1 by conducting several essential surveys required before construction begins, such as the environmental site assessment, boundary survey, and a wetlands report. It is expected McDowell County will also provide a variety of infrastructure support for the manufacturing facility, including a paved entrance road, rough grading and clearing of land, preliminary civil engineering services for site layout, utilities, waived water and sewer connection fees, and expedited permitting.

“We want to thank Governor Cooper and his administration. We’ve received tremendous support on this incentive grant from the North Carolina Department of Commerce and the McDowell County local government. Our new manufacturing facility in McDowell County will be designed as a dedicated lean manufacturing space incorporating closed-molded composite boat building technologies and electric engine assembly processes,” states Leffew. “We’re excited to get started and appreciate our partnership with North Carolina.”

About Twin Vee PowerCats Co.

Twin Vee is a designer, manufacturer, distributor, and marketer of power sport catamaran boats. The Company is located in Fort Pierce, Florida and has been building and selling boats for over 27 years. Learn more at https://twinvee.com/. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category, and is known as the “Best Riding Boats on the Water™”.

About Forza X1, Inc.

Forza X1, Inc.’s mission is to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats. We are focused on the creation, implementation and sale of electric boats utilizing our EV technology to control and power our boats and proprietary outboard electric motor. Our electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. Learn more about Forza X1 at https://www.forzax1.com/.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding Forza X1 investing over $10.5 million in land, buildings and fixtures, infrastructure, and machinery and equipment by the end of 2025 through the construction and establishment of its new manufacturing plant in McDowell County, Forza X1 creating as many as 170 new jobs, Forza X1 partnering with the North Carolina Community College System and its Customized Training Program to design a customized plan to meet Forza X1’s specific workforce development requirements and McDowell County providing a variety of infrastructure support for the manufacturing facility, including a paved entrance road, rough grading and clearing of land, preliminary civil engineering services for site layout, utilities, waived water and sewer connection fees, and expedited permitting. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, Forza X1’s ability to construct and establish its new manufacturing plant in McDowell County and create as many as 170 new jobs as planned, the Company’s ability to bring its new boat models to market as planned, the duration and scope of the COVID-19 outbreak worldwide and the conflict between Russia and Ukraine, including the impact to supply chains and state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:
Glenn Sonoda
investor@twinvee.com
(772) 429-2525

SOURCE: Twin Vee PowerCats Co.